UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSHANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 31, 2008

TELEMETRIX, INC. (Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 000-14724

DELAWARE (State or other jurisdiction of incorporation or organization)	470830931 (I.R.S. Employer Identification No.)

6650 Gunpark Drive, Suite 100, Boulder, Colorado 80301
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-652-0103

_________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.	Corporate Governance and Management

                Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         On December 28, 2007, Mr. Christopher Fitzsimmons resigned as one of our directors. Mr. Fitzsimmons served as a director since November 2006. Mr. Fitzsimmons resigned to devote more time to his existing business interests.

         The Board has asked Patrick Kealy to join the Telemetrix Board of Directors. Mr. Kealy was previously a Telemetrix Board Member in 2004. Patrick J. Kealy is currently President and CEO of Star Energy Corp and has over 30 years of experience in financial services. He began his career at major U.K. brokerage and consulting firm Wood MacKenzie & Co. Inc., where he rose to become president of the company's U.S. subsidiary. He continued his career as First Vice President at Morgan Stanley Dean Witter in New York. Kealy then became Senior Managing Director of Credit Lyonnais Securities where he was responsible for management of equity capital markets staff including research, sales and trading of both US and foreign shares.

         Significantly, Patrick's career changed directions when he became president of Tchaikovsky Advisors, an asset management firm invested in Russian and CIS securities. While at Tchaikovsky, Patrick developed significant expertise in Russian industry.

         Immediately prior to joining Star, Kealy enjoyed a tenure as Chairman of SwissFone International, where he negotiated the acquisition of the U.S. division of Swisscom A.G. His responsibilities included refinancing and reorganizing SwissFone, the 14th largest international wholesale voice carrier. The firm was sold in February 2005 for a substantial profit to shareholders.

         Mr. Kealy received his bachelor's degree in Finance from the University of Notre Dame and pursued graduate studies in International Finance at New York University. Mr. Kealy is also a non executive director of Tower Gate Capital (London- UK).

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 31, 2008
Telemetrix Inc.

By:	/s/ William Becker
William Becker
Chief Executive Officer (Principal Executive Officer)